As filed with the Securities and Exchange Commission on June 29, 2022

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARMSTRONG WORLD INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-0366390
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2500 Columbia Avenue Lancaster, Pennsylvania	17603
(Address of Principal Executive Offices)	(Zip Code)

Armstrong World Industries, Inc. Equity and Cash Incentive Plan

(Full title of the plan)

Austin K. So

Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

Armstrong World Industries, Inc.

2500 Columbia Avenue

Lancaster, Pennsylvania 17603

(Name and address of agent for service)

(717) 397-0611

(Telephone number, including area code, of agent for service)

With a copy to:

James W. McKenzie, Jr.

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103-2921

(215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

EXPLANATORY NOTE

The shareholders of Armstrong World Industries, Inc. (the “Registrant”) approved the Armstrong World Industries, Inc. Equity and Cash Incentive Plan (the “2022 Plan”) on June 16, 2022 (the “Effective Date”). As provided in the 2022 Plan, 1,750,000 shares of common stock, par value $0.01 per share (“Common Stock”), are available for issuance thereunder (the “New Shares”). In addition, any shares of Common Stock that (i) remain available for awards under the 2016 Long-Term Incentive Plan (the “2016 Plan”) as of the Effective Date, and (ii) any shares of Common Stock subject to outstanding awards granted under the 2016 Plan and the 2011 Long-Term Incentive Plan (the “2011 Plan”, and together with the 2016 Plan, the “Prior Plans”) that are payable in shares of Common Stock and that terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, vested, or paid under the Prior Plans after the Effective Date, shall be available for issuance under the 2022 Plan (the shares in clauses (i) and (ii), the “Prior Plan Shares”). The purpose of this Registration Statement on Form S-8 (this “Registration Statement”) is to register an aggregate of 3,619,268 shares of Common Stock, which consists of (i) the 1,750,000 New Shares and (ii) 1,869,268 Prior Plan Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of this Registration Statement will be sent or given to 2022 Plan participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be (and are not) filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on February 22, 2022;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the Commission on April 26, 2022;

(3)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 18, 2022, February 16, 2022, April 4, 2022, April 11, 2022, April 20, 2022, June 14, 2022, and June 22, 2022; and

(4)

The description of the Registrant’s Common Stock set forth in the Registrant’s Registration Statement on Form 8-A filed on October 10, 2006, and any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of Common Stock offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such reports and documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement to the extent furnished but not filed.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Articles of Incorporation (the “Articles”) provide that we shall, to the fullest extent permitted by law from time to time in effect, indemnify persons who serve as our directors and officers and shall advance to them expenses incurred in defending or responding to claims, actions, investigations, inquiries and other proceedings. Furthermore, our Articles allow us to indemnify our officers, directors, employees and agents to the fullest extent provided by law. We are a Pennsylvania corporation. Chapter 17, Subchapter D of the Pennsylvania Business Corporation Law of 1988 (the “PBCL”) contains provisions permitting the indemnification of officers and directors of a Pennsylvania corporation.

Section 1741 of the PBCL provides that, unless otherwise restricted in a corporation’s bylaws, a business corporation shall have the power to indemnify any person who was or is a party or is threatened to be made party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 1742 of the PBCL provides that, unless otherwise restricted in a corporation’s bylaws, in the case of actions by or in the right of the corporation, a corporation may indemnify any person who was, or is threatened to be, made a party to such transaction only against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action and only if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no such indemnification is permitted with respect to any claim, issue or matter as to which such person is adjudged to be liable to the corporation, except to the extent that a court determines that such person is fairly and reasonably entitled to indemnification under the circumstances.

Section 1743 of the PBCL provides that, to the extent that a representative of a business corporation has been successful on the merits or otherwise in defending any action referred to in Section 1741 and 1742 (even one on behalf of the corporation), he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.

Section 1745 of the PBCL permits the advancement of expenses (including attorneys’ fees) incurred in defending any action in advance of the final disposition of the action upon receipt by the corporation of an undertaking by the representative to repay the amount if it’s ultimately determined that such person is not entitled to indemnification under the PBCL.

Section 1746 of the PBCL provides that the indemnification and advancement of expenses provided for under the PBCL is not exclusive of any other rights of indemnification, provided that the broad authority to indemnify officers and directors granted under this section is not available in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the PBCL provides that a corporation may maintain insurance on behalf of any person who is or was a representative of the corporation, whether or not the corporation would have the power to indemnify against such liabilities under the PBCL.

Our Articles and Amended and Restated Bylaws (the “Bylaws”) provide that none of our directors shall be personally liable, as such, for monetary damage for any action taken by him or her unless he or she (i) has breached or failed to perform the fiduciary duties of his or her office under the PBCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness, except as otherwise specifically provided by the PBCL. The PBCL and the Bylaws further provide that the foregoing shall not eliminate or limit the liability of a director (i) for any responsibility or liability of such director pursuant to any criminal statute or (ii) for any liability of a director for the payment of taxes pursuant to local, state or federal law.

Our Articles provide that to the fullest extent permitted by law we shall indemnify persons who serve as our directors and officers and shall advance to them expenses incurred in defending or responding to claims, actions, investigations, inquiries and other proceedings and may, by provisions in the Bylaws, by contract and by any other means permitted by law, establish reasonable procedures for indemnification and the advancement of expenses. Our Bylaws provide that we shall indemnify to the full extent permitted by law any person made, or threatened to be made, a party to or otherwise involved in (as a witness or otherwise) an action, suit or proceeding (whether civil, criminal, administrative, legislative or investigative, and whether by or in our right or otherwise asserted) by reason of the fact that the person (i) is or was our director or officer or (ii) while serving as our director or officer, either (A) serves or served as a director, officer, partner, member, trustee, employee or agent of any of our subsidiaries or any of our other related enterprises, at our request or in connection with any of our related employee benefit plans or any related employee benefit plan of any of our subsidiaries or any such enterprise, any of our subsidiaries or any such enterprise, or (B) serves or served as a director, officer, partner, member, trustee, employee or agent of any other unrelated enterprise (including any charitable organization) in furtherance of our interests, and at our specific written request, or in connection with a related employee benefit plan of such enterprise, against any expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in defending or responding to any such pending or threatened action, suit or proceeding (including any incurred in connection with any actions brought by us or in our right). Our Bylaws generally parallel the PBCL with respect to advancement of expenses (Section 1745) and non-exclusivity of indemnification provisions (Section 1746).

Furthermore, our Bylaws provide that we may, upon authorization by the board of directors, the President or any other officer designated by the board of directors, indemnify, or agree to indemnify, and advance expenses to any person who is or was our employee or agent or an employee or agent of any of our subsidiaries to the same extent (or any lesser extent) to which we may indemnify and advance expenses to our directors or officers.

We maintain directors’ and officers’ liability insurance for expenses for which indemnification is permitted by the PBCL. These insurance policies insure us against amounts for which we may become obligated to pay as indemnification to directors and officers and insures our directors and officers against losses (except fines, penalties, and other matters uninsurable under law) arising from any claim made against them on account of any alleged “wrongful act” in their official capacity. A wrongful act is defined as “any breach of any duty, neglect, misstatement, misleading statement, omission or other act done or wrongfully attempted by the directors and officers or so alleged by any claimant or any matter claimed against them solely by reason of their being such directors or officers,” subject to certain exclusions. Directors and officers are also insured against losses (except fines, penalties, and other matters uninsurable under law) arising out of the insured’s breach of fiduciary duty, subject to certain exclusions.

We have entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law against any and all reasonable fees and expenses, including attorney’s experts’, mediators’ and arbitrator’s fees and expenses and court costs, and any and all liability and loss, including damages, judgments, fines, Employee Retirement Income Security Act, excise taxes or penalties and amounts to be paid in settlement of any claim, provided that we shall not indemnify the director or executive officer in connection with (a) any damages or disgorgement or other accounting of profits from an actual violation of Section 16(b) of the Exchange Act or (b) any proceeding initiated by the director or executive officer unless such proceeding is to enforce such person’s right to advancement or indemnification under the agreement or otherwise authorized by the Board. The indemnification agreements provide for the advancement or payment of all expenses to the indemnified persons and for reimbursement to us if it is found that such indemnified persons are not entitled to such indemnification under applicable law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of Armstrong World Industries, Inc. (previously filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 1, 2017 and incorporated herein by reference).

4.2	Amended and Restated Bylaws of Armstrong World Industries, Inc., are incorporated by reference from the Current Report on Form 8-K filed on April 17, 2020, wherein it appeared as Exhibit 3.1.

5.1*	Opinion of Morgan, Lewis & Bockius LLP.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Independent Auditors.

23.3*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature pages hereto).

99.1*	Armstrong World Industries, Inc. Equity and Cash Incentive Plan.

107*	Filing Fee Table.

*	Filed herewith

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lancaster, Pennsylvania, on June 29, 2022.

ARMSTRONG WORLD INDUSTRIES, INC.

By:	/s/ Austin K. So
Austin K. So
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

POWER OF ATTORNEY

The undersigned do hereby constitute and appoint Victor D. Grizzle and Austin K. So, each of them acting singly, our true and lawful attorneys and agents, to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents required in connection therewith, and to do any and all acts and things in our names and in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act and any rules, regulations, and requirements of the Commission, in connection with this Registration Statement; and the Registrant does hereby ratify and confirm all that the said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ VICTOR D. GRIZZLE Victor D. Grizzle	President and Chief Executive Officer and Director (Principal Executive Officer)	June 29, 2022

/s/ BRIAN L. MACNEAL Brian L. MacNeal	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 29, 2022

/s/ JAMES T. BURGE James T. Burge	Vice President and Controller (Principal Accounting Officer)	June 29, 2022

/s/ LARRY S. MCWILLIAMS Larry S. McWilliams	Chairman of the Board of Directors	June 29, 2022

/s/ RICHARD D. HOLDER Richard D. Holder	Director	June 29, 2022

/s/ BARBARA L. LOUGHRAN Barbara L. Loughran	Director	June 29, 2022

/s/ JAMES C. MELVILLE James C. Melville	Director	June 29, 2022

/s/ WAYNE R. SHURTS Wayne R. Shurts	Director	June 29, 2022

/s/ ROY W. TEMPLIN Roy W. Templin	Director	June 29, 2022

/s/ CHERRYL T. THOMAS Cherryl T. Thomas	Director	June 29, 2022